UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VAALCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

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VAALCO ENERGY, INC. 2019 Proxy Statement |    1

VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

Dear Fellow Stockholders:

In 2018, we continued to take steps to transform VAALCO into a focused and financially strong company.  We significantly grew our reserves, paid off all of our remaining debt and meaningfully added to our cash position.  Most importantly, we secured the extension of our Production Sharing Contract (PSC) at our Etame Marin Field offshore Gabon which positions us for continued production and reserve growth for up to 20 more years.  With the PSC extension in place, a clean balance sheet and strong quarterly financial and operational results, we believe VAALCO is positioned to create significant shareholder value for many years to come.

Our goal is to achieve transformational growth both organically and through potential acquisitions or mergers.  We remain confident in the opportunities on our Etame asset.  During the second half of 2019 and running through the first half of 2020, we plan to drill up to three development wells and two appraisal wellbores, funded entirely by cash on hand.  Our talented team possesses a strong track record of safe and efficient operations which we seek to leverage to become a premier Africa operator with a diversified portfolio.  We are targeting five times growth in production, reserves and value over the next six years.  Our goal has been and will continue to be profitable and accretive growth that creates value for our shareholders.

The Board of Directors is committed to maintaining high standards of ethical conduct and governance.  We are committed to clear communications with investors and look forward to engagement on a wide variety of topics at our 2019 Annual Meeting.

Signed,

The Board of Directors

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of VAALCO Energy, Inc.:

Notice is hereby given that the 2019 Annual Meeting of Stockholders of VAALCO Energy, Inc. (the “Company”) will be held at the Hotel Sorella CITYCENTRE, 800 Sorella Court, Houston, Texas 77024, on Thursday, June 6, 2019, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect five directors, each for a term of one year;
2.	To ratify the appointment of BDO USA, LLP as the Company’s independent auditors for 2019;
3.	To approve, on an advisory basis, the compensation of our Named Executive Officers; and
4.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment or postponement thereof, only if you were a stockholder of record at the close of business on April 8,  2019.

We are providing access to our proxy materials over the Internet. To do this, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to in the proxy statement as a Notice. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that the Notice process will allow us to provide the information you need in a timelier manner and will save the cost of printing and mailing documents to you.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of meetings of stockholders on the environment.  A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

By Order of the Board of Directors,

Andrew L. Fawthrop
Chairman of the Board
Houston, Texas
April 26, 2019

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YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JUNE 6, 2019, AT 9:00 a.m., CENTRAL DAYLIGHT TIME:

The Proxy Statement and our Annual Report for 2018 are available at www.proxyvote.com.

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

D.F. King & Co., Inc.

140 58th Street #50

Brooklyn, NY 11220

Banks and Brokerage Firms, please call: (212) 269-5550

Stockholders, please call toll free: (888) 564-8149

VAALCO ENERGY, INC. 2019 Proxy Statement |    4

VAALCO ENERGY, INC. 2019 Proxy Statement |    5

VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

We are providing you these proxy materials in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be voted at our 2019 Annual Meeting of Stockholders (our “Annual Meeting”), and at any postponement or adjournment of the Annual Meeting. In this proxy statement, VAALCO Energy, Inc. is referred to as the “Company,” “our company,” “we,” “our,” “us” or “VAALCO.”

Matters To Be Voted On

	Item for Business	Board Vote Recommendation	Further Details (Page No.)
1.	Election of five directors	FOR EACH DIRECTOR NOMINEE	17
2.	Ratification of the appointment of independent auditors	FOR	18
3.	Advisory resolution on executive compensation	FOR	20

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT

YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL.

Governance Principles

The Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on VAALCO’s website at www.VAALCO.com. The website makes available all of VAALCO’s corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Governance Principles, committee charters and key practices as warranted.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one-year term beginning at the Annual Meeting and expiring at the 2020 Annual Meeting of Stockholders and until either they are re-elected or their successors are elected and qualified:

Andrew L. Fawthrop

Cary M. Bounds

A. John Knapp, Jr.

Steven J. Pully

William R. Thomas

All of the above nominees are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Directors” section below. The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board of Directors recommends. Only the nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.

Board Composition

We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees by the Nominating and Corporate Governance Committee also takes into account diversity of background.

The Nominating and Corporate Governance Committee has established criteria it considers as guidelines in considering nominations to the Board of Directors. The criteria include:

•

personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with VAALCO or its operations, and the availability and willingness to devote sufficient time to the duties of a director;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the oil and gas industry and with relevant social policy concerns;
•	experience as a Board member of another publicly held company; and
•	practical and mature business judgment.

The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

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In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s competitors, and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

 The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders in accordance with our Bylaw provisions. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

The management proxy holders will vote all duly submitted proxies “FOR” Proposal ONE unless duly instructed otherwise.

DIRECTORS

The following table provides information with respect to current directors and nominees of VAALCO.  Each nominated director will be elected to serve until the next annual meeting of stockholders or until his successor is elected and qualified.

Name	Age	Title
Andrew L. Fawthrop	65	Director and Chairman of the Board
Cary M. Bounds	51	Director and Chief Executive Officer
A. John Knapp, Jr.	66	Director
Steven J. Pully	58	Director
William R. Thomas	63	Director

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The following is a brief description of the background and principal occupation of each director (including each nominee) and executive officer:

Andrew L. Fawthrop— Mr. Fawthrop has served on the Board since October 2014 and as the Chairman of the Board since December 2015. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chairman and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, South America, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Master’s degree in Marine Geology from the University of London.

Mr. Fawthrop’s significant experience in the international E&P industry, particularly his experience in West Africa, provides a valuable resource to the Board. In addition, through his prior leadership roles and activities, he has extensive operational experience and strategy-making abilities with an executive-level perspective and knowledge base that provides a strong platform for the Board.

Cary M. Bounds—Effective December 29, 2016, Mr. Bounds was appointed as our company’s Chief Executive Officer, and to our Board of Directors. He was appointed as our Interim Chief Executive Officer effective September 1, 2016, upon the effective resignation of Steven P. Guidry as our former chief executive officer. Mr. Bounds joined our company in July 2015 as our Chief Operating Officer. Mr. Bounds has held a variety of technical and management positions of increasing responsibility with major energy companies as well as independent E&P companies. Prior to joining our company, Mr. Bounds was Business Unit Manager and Vice President, Noble Energy Equatorial Guinea Limited from May 2013 until July 2015.  Earlier in his tenure with Noble, Mr. Bounds held the position of North Sea Country Manager from April 2010 until May 2013. Prior to Noble, Mr. Bounds was the Engineering and Planning Manager, Worldwide for Terralliance Technologies, Inc. and served as their Country Manager in Mozambique from 2007 to 2010. Mr. Bounds was with SM Energy from 2004 to 2007 and held the position of Engineering Manager for their Gulf Coast and Permian regions.  Mr. Bounds spent five years with Dominion E&P serving in corporate development, planning and reservoir engineering positions. Mr. Bounds began his career with ConocoPhillips in 1991 where he held a variety of reservoir and production engineering positions in U.S. onshore regions. Mr. Bounds holds a Bachelor of Science Degree in Petroleum Engineering from Texas A&M University.

Mr. Bounds’ many years of significant experience in the international oil and gas industry strengthens the Board’s collective qualifications, skills and experience. His role with the Company and knowledge and insight with respect to VAALCO’s assets, people and day-to-day operations provide valuable contributions to the Board.

A. John Knapp, Jr.—  Mr. Knapp has served on the Board since December 2015. Mr. Knapp is a Partner at ECA Opportunistic Advisors, LLC, an investment fund in Houston Texas, a position he has held since March 2011. He also serves as the President, Chief Executive Officer, and principal stockholder of Andover Group, Inc., a real estate investment and development company he founded in 1978. Previously, Mr. Knapp served as the Chief Executive Officer and a director of ICO, Inc. (NASDAQ: ICOC), from October 2005 to April 2010. Mr. Knapp is a Chartered Financial Analyst and is currently a trustee of Transylvania University in Lexington, Kentucky. Mr. Knapp holds a Bachelor of Arts from Williams College. Mr. Knapp serves as a director and nominee pursuant to an arrangement with Kornitzer Capital Management, Inc.

Mr. Knapp’s prior experience as a chief executive officer of a public company makes him a valuable resource to the Board. As a result of this experience he is able to advise the Board as to best practices relating to corporate governance, risk oversight, corporate responsibility and management, among other issues. His strong background in strategic and financial matters further provides valuable contributions to the Board.

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Steven J. Pully—Mr. Pully has served on the Board since July 2015. Mr. Pully has over 30 years of experience in capital markets, finance, investing and legal matters. He also has extensive board participation and leadership experience, having served in a variety of roles on many other boards. Mr. Pully is currently on the board of three other public companies, Bellatrix Exploration, a Calgary-based oil and gas producer, Goodrich Petroleum Corp., an onshore U.S. oil and gas producer, and Harvest Oil & Gas, an onshore U.S. oil and gas producer. From 2008 until 2014, Mr. Pully served as General Counsel and a Partner of the investment firm, Carlson Capital, L.P. and was also on the board of directors of publicly-traded EPL Oil &Gas. Mr. Pully was also previously an investment banker, serving as a Managing Director in the energy and power investment banking division of Bank of America and as a Senior Managing Director in the natural resources investment banking department of Bear Stearns & Company. Mr. Pully began his career as an attorney with Baker Botts LLP in Houston. Mr. Pully holds a Bachelor of Science in Accounting from Georgetown University and a J.D. from The University of Texas School of Law. Mr. Pully is a Chartered Financial Analyst, a Certified Public Accountant in the State of Texas and a member of the State Bar of Texas.

Mr. Pully’s significant experience serving on the boards of E&P companies, as well as his capital markets and legal experience, provides invaluable insight, making him an important resource for the Board. His strong financial and accounting background within our industry, and his prior experiences, professional credentials and expertise qualify him as a director and “financial expert.”

William R. Thomas—Mr. Thomas was appointed to the Board in April 2019.  Mr. Thomas has over 30 years of experience in the international energy industry.  He has successfully built, managed and monetized oil companies in some of the world’s most challenging environments.  Mr. Thomas began his career as a roughneck working on land and marine drilling rigs in Australia, West Texas and Brazil while attending the University of Texas.  In 1982, Mr. Thomas joined the International Division of Pennzoil Company.  In 1986, Mr. Thomas entered investment banking with the Mergers & Acquisitions Department of Bankers Trust Company and advised energy clients on upstream mergers and acquisitions.  He became CEO of Siberian American Oil Company, an early U.S.- Russian joint venture in 1994 and in 1996, joined Amoco Eurasia Petroleum Company as Vice President responsible for the Timan Pechora region of Russia.  In 1998, Mr. Thomas was appointed President and CEO of Nations Energy Company Ltd, a Canadian company with operations in Western Kazakhstan.  In 2001, Mr. Thomas was a founder and appointed CEO of Urals Energy N.V. which became Russia’s largest independent oil company and eventually sold its production subsidiaries to LUKoil.  He later was a founder and CEO of Urals Energy Public Company Ltd. and led the company to a successful IPO on London’s AIM stock exchange in 2005.  Since 2010, through his wholly-owned entity, Texas Oceanic Petroleum Co., Mr. Thomas has negotiated acquisitions of E&P companies around the world including in West Africa.  Mr. Thomas graduated from the University of Texas at Austin with a B.A. in Economics.  Mr. Thomas serves as a director and nominee pursuant to an arrangement with Group 42- BLR Group.

Mr. Thomas’ significant experience in the international energy industry and his service in various executive roles provides a valuable resource to the Board.  Mr. Thomas’ investment banking background and experience with mergers and acquisitions will be a great benefit to the Board as the Company executes its business strategy.

All director nominees of VAALCO are United States citizens.

Settlement Agreement with Group 42-BLR Reporting Group

On December 22, 2015, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Group 42, Inc., a Delaware corporation, Paul A. Bell, Michael Keane, and BLR Partners LP, a Texas limited partnership, BLRPart, LP, a Texas limited partnership, BLRGP Inc., a Texas corporation, Fondren Management, LP, a Texas limited partnership, FMLP Inc., a Texas corporation, The Radoff Family Foundation, a Texas non-profit corporation and Bradley L. Radoff (collectively referred to herein as the “Group 42-BLR Group”).

Under the Settlement Agreement, the Group 42-BLR Group agreed, among other items, that until the Settlement Agreement is terminated, the Group 42-BLR Group would vote in favor of (i) the election of each director nominated by the Board, and (ii) in accordance with the Board’s recommendations with respect to any other proposal to be submitted at a meeting of stockholders, unless Institutional Shareholder Services (“ISS”)

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recommends otherwise, in which case the Group 42-BLR Group may vote in accordance with ISS’ recommendations. The Settlement Agreement may be terminated by either party at this time.

In addition, the Group 42-BLR Group agreed to certain standstill restrictions, except that Group 42 is allowed to increase its share ownership up to a total of 6.5% and the BLR Group up to a total of 8.5% of the outstanding shares of the Company’s common stock. Under the Settlement Agreement, Mr. Thomas,  who currently serves as the director nominee, (or any replacement designee), shall resign as a director in the event the Group 42-BLR Group fails to maintain beneficial ownership of at least 5% of the outstanding shares or upon the termination of the Settlement Agreement.

The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, which is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 23, 2015 and is incorporated herein by reference.

Stockholder Agreement with Kornitzer Capital Management, Inc.

On December 22, 2015, the Company entered into a Stockholder Agreement with Kornitzer Capital Management, Inc., a Kansas corporation, and John C. Kornitzer (together the “Stockholder Group”) pursuant to which the Company agreed to appoint A. John Knapp Jr. to the Board and to the Audit Committee and during the period of the agreement, nominate a “Stockholder Group Designee” for election to the Board at each stockholder meeting until the Stockholder Group ceases to own 5% or more of the issued and outstanding shared of Company common stock or until the agreement is otherwise terminated.  The Stockholder Group also agreed to vote in accordance with the Board’s recommendations with respect to matters and proposals submitted to the Company’s stockholders and unless ISS recommends otherwise.  In addition, the Stockholder Group agreed to certain standstill provisions.  The foregoing description of the Stockholder Agreement is qualified in its entirety by reference to the Stockholder Agreement which is attached as an exhibit to the Schedule 13D filed by the Stockholder Group with the SEC on December 31, 2015.

Director Independence

It is the policy of the Board of Directors that a majority of the members of the Board be independent. The Board has affirmatively determined that, as to each current, non-employee director nominee (Mr. Fawthrop, Mr. Knapp, Mr. Pully and Mr. Thomas), no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each current, non-employee director and non-employee director nominee qualifies as “independent” according to VAALCO’s Corporate Governance Principles, which comply with the Corporate Governance Rules of the New York Stock Exchange (“NYSE”).

None of the members of our Compensation Committee are or have been officers or employees of VAALCO or any of its subsidiaries or had during 2018 a relationship requiring disclosure as a related party transaction.

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Communicating Concerns to Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

BOARD’S ROLE AND RESPONSIBILITIES

Board Risk Oversight

While the full Board of Directors, with input from each of its committees, oversees VAALCO’s risk management function, VAALCO’s management team is responsible for the execution of our day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating and Corporate Governance Committee annually reviews the effectiveness of our leadership structure. In addition, each of our committees as well as senior management reports regularly to the full Board of Directors.

Succession Planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year, a review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process forms the basis for ongoing leadership assignments.

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Code of Conduct

VAALCO has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees. In addition, VAALCO has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on VAALCO’s web site at www.VAALCO.com and are available in print upon request. VAALCO has not granted any waivers to these codes. VAALCO intends to post any waivers or amendments to the codes on its web site.

Board Leadership Structure

Our current board structure separates the roles of Chief Executive Officer and Chairman of the Board. We believe this provides a beneficial leadership structure for VAALCO and our stockholders by providing strong leadership from both our management team and Board of Directors.

No Interlocking Directorates

None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of VAALCO’s executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of VAALCO’s Compensation Committee.

MEETINGS AND COMMITTEES OF DIRECTORS

The Board has adopted written charters for each of its three standing, regular committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The committee charters are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE. Each member of these committees meets the independence requirements of the NYSE, as applicable to each committee.

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In addition, in January 2016, our Board of Directors formed a strategic committee to oversee evaluations of certain strategic alternatives for our Company.  The functions of this committee are also described below.

Committees and Current Membership	Committee Functions
Audit(1) Mr. A. John Knapp, Jr. (2) (Chairman) Mr. Andrew L. Fawthrop Mr. Steven J. Pully (2) Mr. William R. Thomas

• Selects and reviews the qualifications, performance, and independence of the independent registered public accounting firm
• Reviews reports of independent and internal auditors
• Reviews and pre-approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm
• Monitors the effectiveness of the audit process and financial reporting
• Reviews the adequacy of financial and operating controls
• Monitors the corporate compliance program
• Evaluates the effectiveness of the Audit Committee

Compensation Mr. Steven J. Pully (Chairman) Mr. Andrew L. Fawthrop Mr. A. John Knapp, Jr. Mr. William R. Thomas

• Approves the salary and other compensation for the Chief Executive Officer
• Review and approve salaries and other compensation for executive officers other than the Chief Executive Officer
• Approves and administers VAALCO’s incentive compensation and equity-based plans
• Prepares the annual report on executive compensation
• Evaluates the effectiveness of the Compensation Committee
• Authority to retain a compensation consultant

Nominating and Corporate Governance Mr. Andrew L. Fawthrop (Chairman) Mr. A. John Knapp, Jr. Mr. Steven J. Pully Mr. William R. Thomas

• Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate
• Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual director effectiveness
• Assesses the size and composition of the Board
• Identifies and recommends prospective director nominees
• Reviews and approves or ratifies any related person transaction that is required to be disclosed
• Periodically reviews and recommends changes as appropriate in the Amended and Restated Certificate of Incorporation, Bylaws and other Board-adopted governance provisions

Strategic Committee (3) Mr. Andrew L. Fawthrop (Chairman) Mr. Cary M. Bounds Mr. A. John Knapp, Jr. Mr. Steven J. Pully Mr. William R. Thomas

•  Identifies and evaluates potential merger and acquisition opportunities
• Assists management with sourcing financing for potential acquisitions or other Company financing needs
• Assess opportunities to divest non-core assets
• Provides additional guidance to management on key strategic decisions

(1) The Board has determined that all members of the Audit Committee are financially literate within the meaning of the NYSE standards.
(2) Audit Committee Financial Expert as determined by the Board under SEC regulations.
(3) The Strategic Committee does not maintain a separate charter.

Meetings and Attendance

In 2018, the Board held eight Board meetings, five Audit Committee meetings, seven Compensation Committee meetings and four Nominating and Governance Committee meetings. During 2018, each of our directors attended at least 75% of the meetings of the Board of Directors and the meetings of the board committees of the Board of Directors on which that director served at the time. VAALCO does not have a policy on whether directors are required to attend the Annual Meeting, although all of our directors attended the 2018 Annual Meeting of stockholders and are expected to attend the 2019 Annual Meeting.

Executive sessions of independent directors are held, at a minimum, in conjunction with each quarterly Board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by the Chairman of the Board.

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Review and Approval of Related Person Transactions

It is VAALCO’s policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with VAALCO’s business interest. This policy is included in our Code of Business Conduct and Ethics. Each director and executive officer is instructed to always inform the Chairman and Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Nominating and Corporate Governance Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the Board.

Under SEC rules, related party transactions are those transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any “related person” had or will have a direct or indirect material interest. Executive officers, directors, 5% beneficial owners of our common stock, and their respective immediate family members are considered to be related persons under SEC rules. Any related party transactions that occurred since the beginning of our fiscal 2018, and any currently proposed transactions, are required to be disclosed in this proxy statement. We are not aware of any related party transactions during 2018. In addition, the Nominating and Corporate Governance Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and
•	any other matters the Nominating and Corporate Governance Committee deems appropriate.

Any member of the Nominating and Corporate Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Since the beginning of fiscal year 2018 there have been no transactions, and there are no currently proposed transactions, in excess of $120,000, between our Company and any “related person” in which the related person had or will have a direct or indirect material interest, and there are no currently proposed transactions.

DIRECTOR COMPENSATION

Our compensation for non-employee directors is designed to be competitive with our peer group of independent energy companies, link rewards to business results and stockholder returns and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Any of our executive officers who serve as directors are not paid additional compensation for their services as directors.

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors, and the independent members of the Board set the compensation.

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To reflect the reduction in oil prices, the Board agreed to a reduction in their annual cash compensation on April 1, 2016. The Board elected to maintain the reduction through June 2018, such that until July 1, 2018, non-employee directors were compensated for service on the Board of Directors or any committee thereof as follows:

•	$33,750 retainer per annum, payable in quarterly installments;
•	$7,500 retainer per annum for the chairman of each Board committee, payable in quarterly installments;
•	$11,250 retainer per quarter for the Chairman of our Strategic Committee, payable in quarterly installments;
•	$18,750 retainer per annum for the Chairman of the Board, payable in quarterly installments;
•	$1,500 for each Board meeting attended;
•	$750 for each committee meeting attended; and
•

an annual equity award in an amount determined by the independent members of the Board. For fiscal year 2018, the awards of common stock and options to purchase common stock were granted on May 9, 2018 for Messrs. Fawthrop, Pully and Knapp. The awards of common stock are not restricted or subject to any vesting period; however, the stock award agreements provide that the director is prohibited from disposing of the stock within three years of the date of grant. The awards of options had an exercise price of $1.60 and are not subject to any vesting period.

Effective July 1, 2018, based on the Company’s improved financial situation, the Board elected to restore director compensation at levels prior to April 1, 2016 as follows:

•	$45,000 retainer per annum, payable in quarterly installments;
•	$10,000 retainer per annum for the chairman of each Board committee, payable in quarterly installments;
•	$15,000 retainer per quarter for the Chairman of our Strategic Committee, payable in quarterly installments;
•	$25,000 retainer per annum for the Chairman of the Board, payable in quarterly installments;
•	$2,000 for each Board meeting attended;
•	$1,000 for each committee meeting attended; and
•	an annual equity award in an amount determined by the independent members of the Board.

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2018 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Total ($)
Andrew L. Fawthrop	125,645	40,000	40,000	205,645
A. John Knapp, Jr.	93,376	40,000	40,000	173,376
Steven J. Pully	91,126	40,000	40,000	171,126
Michael Keane (4)	47,411	--	--	47,411
John J. Myers, Jr.(4)	25,554	--	--	25,554
(1)

Includes annual cash retainer fee, board and committee meeting fees and committee chair and chairman of the board director fees for each non-employee director during fiscal year 2018, as more fully explained in the preceding paragraphs.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of stock and option awards granted in fiscal year 2018, computed in accordance with FASB ASC Topic 718. See Note 15, “Stock-Based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for additional detail regarding assumptions underlying the value of these equity awards. The date of grant of these awards was May 9, 2018.

(3)	The following directors have option grants outstanding as of December 31, 2018: Mr. Fawthrop – 151,738; Mr. Knapp – 151,738; Mr. Pully –151,738; Mr. Keane – 0; Mr. Myers – 0.
(4)	Mr. Keane and Mr. Myers, Jr. resigned from the board of directors effective at the 2018 annual meeting of stockholders.

EXECUTIVE OFFICERS

The following table provides information with respect to current executive officers of VAALCO.

Name	Age	Title
Cary M. Bounds	51	Chief Executive Officer (Principal Executive Officer)
Elizabeth D. Prochnow	60	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
David DesAutels	63	Vice President Exploration & Development
Michael Silver	55	Vice President & General Counsel

The following is a brief description of the background and principal occupation of each current non-director executive officer:

Elizabeth D. Prochnow — Ms. Prochnow has served as Chief Financial Officer since April 1, 2019 and was formerly our Controller and Chief Accounting Officer since May 2015. Prior to joining our Company, Ms. Prochnow most recently served as Controller and Chief Accounting Officer for Total Safety, U.S., Inc. from August 2014 to March 2015. Prior to that, she served as a director of Carrtegra, LLC, a financial advisory consulting firm, from June 2013 to August 2014 and as Executive Vice President, Chief Financial Officer of Sterling Construction Company, Inc. (Nasdaq: STRL) from November 2011 to May 2013. Before beginning with Sterling in February 2011, Ms. Prochnow was Vice President, Finance and Chief Financial Officer of Bristow Group Inc. (NYSE: BRS) from May 2009 to June 2010, and Vice President, Chief Accounting Officer and Controller from 2005 to 2009. From 1997 to 2005, Ms. Prochnow served in positions of increasing responsibility at MAXXAM Inc., ultimately as the company’s Vice President and Controller. Before MAXXAM, Ms. Prochnow served as the Controller and Chief Accounting Officer of GulfMark Offshore, Inc. (formerly GulfMark International, Inc. (NYSE:GLF)) from 1990 to 1996. Ms. Prochnow began her career as a public accountant at Arthur Andersen LLP in 1981. Ms. Prochnow holds a Bachelor of Arts degree and a Master of Accounting degree from Rice University and is a certified public accountant in the State of Texas.

David DesAutels— Mr. DesAutels joined the Company in July 2017 as Vice President Exploration and Development.  Mr. DesAutels is an oil and gas industry executive with over 40 years’ upstream experience.  He has worked on over 100 development projects worldwide, both conventional and unconventional.  Prior to joining our Company, Mr. DesAutels gained senior executive experience by working for Noble (Director, Development Geoscience, 2008-2016) and Occidental (Chief of Production Geoscience and Vice President of Geoscience, 2000-2007) and founding Synertia Energy, LLC and Seregon Energy, LLC, two oil and gas consulting companies.  In addition, he has international experience from working in Colombia, Indonesia, Equatorial Guinea, Qatar,

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Oman, Argentina, Israel, UK, Ecuador, Russia, Canada, and the UAE.  Mr. DesAutels holds an M.S. and BA in Geology from the University of Minnesota-Twin Cities.

Michael Silver—  Mr. Silver joined the Company in November 2018 and has served as Vice President and General Counsel since April 1, 2019. He has nearly 30 years of experience in the energy industry. Prior to joining the Company, from 2009 to 2018, Mr. Silver served as Managing Counsel for the Petroleum Division of BHP Group plc where he supported the company’s international upstream activities, including major acquisitions and divestments.  From 2007 to 2009,  Mr. Silver held the position of Senior Counsel at Constellation Energy Commodities Group, Inc. with responsibilities for U.S. upstream and LNG operations.  Mr. Silver began his career with ExxonMobil Corporation in the law department in 1990 and during the next 17 years served in multiple roles of increasing responsibility. Mr. Silver holds a Bachelor of Arts degree in International Affairs from Lafayette College, an M.B.A. from the Duke University Fuqua School of Business and a J.D. from the Duke University School of Law.  Mr. Silver is a member of the State Bar of Texas.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

AUDIT COMMITTEE MATTERS

The Audit Committee has selected BDO USA, LLP (“BDO”) as the independent registered public accounting firm to audit the consolidated financial statements and the internal control over financial reporting of VAALCO and its subsidiaries for 2019. The Board has endorsed this appointment. BDO has served as the Company’s independent registered public accounting firm since 2016. Representatives of BDO USA, LLP will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to appropriate questions. If the stockholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year.

Aggregate fees for professional services rendered for VAALCO by BDO are as follows:

	2018	2017
	(in thousands)
Audit Fees	$632	$569
Audit-related Fees	--	--
Tax Fees	--	--
All Other Fees	--	--
Total	$632	$569

Audit Fees

For the years ended December 31, 2018 and 2017, audit fees paid by us to BDO were for the audit of our annual financial statements, the related attestation of internal control over financial reporting, and the review of our quarterly financial statements.

Audit-Related Fees, Tax Fees and All Other Fees

There were no audit-related fees, tax fees or other fees paid by us to BDO for the years ended December 31, 2018 and 2017.

Audit Committee Pre-Approval Policies and Procedures

The 2018 audit services provided by BDO were pre-approved by the Audit Committee.

The Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by its independent registered public accounting firm and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2018, no fees for services outside the audit, review or attestation that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of BDO USA, LLP as the Company’s Independent Auditor for the fiscal year ending December 31, 2019.    If not otherwise specified, proxies will be voted "FOR" Proposal No. 2.

AUDIT COMMITTEE REPORT

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii)

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independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Mr. Knapp and Mr. Pully qualify as audit committee financial experts under the applicable rules adopted under the Exchange Act. The Audit Committee is a separately designated standing committee of the Board, as defined in Section 3(a)(58)(A) of the Exchange Act, and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with PCAOB audit standards and issuing a report thereon. In addition, the independent accountants are responsible for issuing an opinion on their audit of our internal control over financial reporting. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our auditors.

The Audit Committee has reviewed and discussed with our management and the independent auditors the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301 (AS 1301), “Communications with Audit Committees.”

Our independent auditors also provided to the Audit Committee the written disclosure required by applicable rules of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Audit Committee of the Board of Directors A. John Knapp, Jr., Chairman Andrew L. Fawthrop Steven J. Pully

The forgoing information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROPOSAL NO. 3 ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

We are asking stockholders to vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC,  including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion.”

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote “FOR” Proposal No 3: Advisory non-binding vote on executive compensation to approve the compensation of our Named Executive  Officers as disclosed in this proxy statement.

Our Compensation Program

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are required to conduct a separate stockholder advisory vote to approve the compensation of our Named Executive Officers, commonly known as a “Say-on-Pay” proposal. Accordingly, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this Proxy Statement.

Executive Compensation Philosophy

We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers is reasonable and not excessive.

Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation and Other Information—Compensation Discussion and Analysis” (the “CD&A”) section of this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our Named Executive Officers based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to properly incentivize future performance by rewarding the achievement of established goals, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage our Named Executive Officers’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our Named Executive Officers be compensated competitively as compared to other companies in the same and closely related industries while ensuring that our compensation programs are consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. The Compensation Committee retains complete discretion over the actual amounts paid to our executives.

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Among the program features incorporated by the Compensation Committee to align the compensation program for our Named Executive Officers with our executive compensation philosophy are the following:

•	Equity-based awards generally incorporate a multi-year vesting period to emphasize long-term performance and executive retention;
•

Equity-based awards and our stock ownership guidelines align the interests of our Named Executive Officers with those of our stockholders and focus our executives on long-term stockholder value creation;

•

Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics to ensure that our Named Executive Officers are motivated to achieve excellence in a wide range of performance metrics; and

•

Cash payments under our employment agreements with executive officers requires a double trigger (i.e., a termination of employment in connection with a change in control) rather than a single trigger (a change in control alone) to initiate payment upon a change in control.

As an advisory vote, Proposal THREE is not binding on our Board of Directors or the Compensation Committee and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Compensation Discussion and Analysis

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018.

In this Compensation Discussion and Analysis section, we discuss our compensation objectives and our decisions and the rationale behind those decisions relating to the 2018 compensation for our executive officers named in the Summary Compensation Table, whom we sometimes refer to as our “Named Executive Officers.”    The Company remains focused on achieving the appropriate compensation design that best achieves our compensation program objectives as further described below. This information should be read in conjunction with the Summary Compensation Table and the related tables and narratives that follow this Compensation Discussion and Analysis. For fiscal 2018, the following individuals are our Named Executive Officers:

Name	Age	Title
Cary M. Bounds	51	Chief Executive Officer (Principal Executive Officer)
Elizabeth D. Prochnow	60	Chief Financial Officer and former Controller and Chief Accounting Officer (Principal Financial and Accounting Officer)
Philip Patman, Jr.	50	Former Chief Financial Officer (Former Principal Financial Officer)

Effective March 31, 2019, Philip Patman, Jr. resigned from the Company. Effective April 1, 2019, Ms. Prochnow was appointed Chief Financial Officer.

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Objectives of Our Compensation Program

Our executive compensation program is intended to align the interests of our management team with those of our stockholders by motivating our Named Executive Officers to achieve strong financial and operating results for us, which we believe closely correlate to long-term stockholder value. In addition, our program is designed to achieve the following objectives:

Value	•Appropriately reward executives for increasing stockholder value and align the interests of our executive officers and our stockholders.
Talent	•Attract and retain talented executive officers by providing reasonable total compensation levels competitive with peer organizations.
Individual Performance	•Overall compensation justified and impacted by individual performance.
Performance based compensation	•Balance rewards for short-term and long-term results tied to individual and company performance.

What Our Compensation Program is Designed to Reward – Pay for Performance

Our business strategy is to economically increase our oil and gas reserves and production through the exploitation of our existing oil and gas properties in West Africa. Additionally, our business is to grow through acquisitions that leverage our existing technical and operational expertise.  We believe that executing this business strategy will translate directly into increased stockholder value.

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our strategy such as:

✓	teamwork;
✓	individual performance in light of general economic and industry specific conditions;
✓	performance that supports our core values;
✓	resourcefulness;
✓	the ability to manage our existing corporate assets;
✓	the ability to explore new avenues to increase oil and gas production and reserves;
✓	level of job responsibility; and
✓	tenure within the industry.

We also believe that we ask more of a smaller group of leaders, with each executive having a broader role and impact than they otherwise might at other companies.

Although our equity awards generally do not have explicit performance-vesting conditions, they are subject to fluctuations in our stock price and individual performance and contributions are considered in making the grants. Our Named Executive Officers who receive a significant amount of their compensation in the form of equity awards are subject to the same downward pressure on their realized compensation as our stockholders. The granting of equity awards to our Named Executive Officers exposes them to the same risks that face our stockholders. Furthermore, a significant portion of the equity awards granted to our Named Executive Officers are in the form of stock options, restricted stock and/or stock appreciation rights, which we believe are inherently performance-based.

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Elements of Our Compensation Program and Why We Pay Each Element

To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

Base Salary

• Recognize unique value and historical contributions to our success.
• Competitive in light of salary norms in the industry and the general marketplace.
• Match competitors for executive talent.
• Provide executives with predictable, regularly-paid income.
• Reflect an executive’s position and level of responsibility.

Cash Bonus

• Motivate management to achieve key corporate objectives.
• Competitive remuneration package aligned with peers.
• Compensation Committee maintains complete discretion on the pay-out of bonuses to the executive team.

Long-term Equity-based

• Aligns executives’ interests with the interests of our stockholders.
• Rewards long-term performance.
• Is required in order for us to be competitive from a total remuneration standpoint.
• Encourages executive retention.
• Gives executives the opportunity to share in our long-term performance.
• Utilize restricted stock, option awards and stock appreciation rights.

Benefits	• 401(k) plan and match. • Payment of insurance premiums.

2018 Advisory Vote on Executive Compensation

At our annual meeting in 2018, we offered our stockholders an opportunity to vote for or against an advisory, non-binding proposal on our named executive compensation through our “say on pay” proposal.

Of the total number of shares voted for or against this proposal, holders of approximately 69% of those shares voted in favor of approval of the compensation to our Named Executive Officers.

The Compensation Committee will continue to monitor our compensation structure and consider the outcome for our “say-on-pay” votes and stockholder views when making future compensation decisions for our Named Executive Officers.

How We Determine Each Element of Compensation

In determining the elements of compensation, we consider various measures of Company and industry performance including total stockholder return, capital expenditures, additions to reserves of oil and gas, operating costs, safety performance, production and other measures discussed herein. We aim to offer a competitive compensation package for a Company of our size and in our industry, consisting of base salary, bonus and annual long-term incentive awards. The actual compensation amounts are determined annually at the discretion of the Compensation Committee.  The Compensation Committee did not retain a compensation consulting firm for 2018.

 How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to stock performance, long- and short-term financial and strategic goals. We believe this compensation philosophy can provide a competitive, attractive cash bonus opportunity for our executives while also more closely aligning their interests with those of our stockholders. Other than as noted above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and yearly paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

We feel that ultimately many of the compensation decisions are qualitative and not quantitative, and take into consideration the unique international nature of our operations, competitive conditions in our industry, competitive conditions for executive talent and other factors discussed below. Our current compensation structure has a good mix of both quantitative and qualitative elements, while the qualitative aspects are what the Company considers most important.

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Base Salary

The Compensation Committee meets at least annually to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year to year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

Mr. Bounds entered into an Amended and Restated Executive Employment Agreement with the Company as of December 29, 2016 that provides that he will receive a minimum base salary of $400,000 per annum, and that this base salary will be reviewed annually by the Compensation Committee. The base salary may be increased but not decreased. The Compensation Committee determined to keep his base salary flat for 2018 over 2017.

Ms. Prochnow’s base salary was increased from $195,000 to $200,000 for 2018. The Compensation Committee determined that this increase was appropriate due to her performance and scope of responsibilities.

Mr. Patman joined the Company in April 2017 as the Chief Financial Officer. Mr. Patman and the Company entered into an Amended and Restated Executive Employment Agreement effective April 17, 2017 which provided for a minimum base salary of $325,000, which may be reviewed annually by the Compensation Committee. The base salary may be increased but not decreased. The Compensation Committee determined to keep his base salary flat for 2018 over 2017.

Bonus

Our Named Executive Officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met and the Board of Directors approves the payment of bonuses.

At a meeting, usually prior to the end of the year, our Board of Directors approves the operating budget and financial forecast for the ensuing fiscal year. At a meeting in the first quarter of the following year, the Compensation Committee establishes bonus compensation for the previous year. Additionally, the Compensation Committee formally sets various targets for financial and non-financial measures such as oil and gas production levels, operating expenses, safety performance, resource additions and total stockholder return for the current year.

In determining the incentive bonuses earned, the Compensation Committee gives substantial weight to our achievement of the Company goals and objectives set out in our budget for the preceding year, in addition to individual goals and objectives for each executive. In addition, the Compensation Committee can evaluate additional factors in its determination of the approved bonus levels, including operating income and stockholder return. The Compensation Committee maintains complete discretion on the final determination of bonuses for the executive team. Typically, approximately 50% of the target bonus for each executive officer is based on corporate goals while approximately 50% of the target bonus is based on individual performance and accomplishments. The target bonus percentages, as a percentage of an individual’s annual base salary, established for our Named Executive Officers for 2018 was as follows:

Name	Target Award as a % of Base Salary
Cary M. Bounds	100%
Elizabeth D. Prochnow	40%
Philip F. Patman, Jr.	75%

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The Compensation Committee established the following corporate performance goals in March 2018 for the fiscal year 2018 bonus program for the Company as a whole:

Goals	Actual Results	Percentage impact
Achieve a Total Recordable HSE Incident Rate of 0.24 or less	0.23	17%
Maintain operating costs below $31.806 million	$31.840 million	22%
Meet or exceed average net production of 4,139 barrels of oil per day	3,750	0%
Drilling capital (original budget less 10%)	metric not applied; no drilling during period	0%
Proved reserve additions of 1.62 million barrels net or more	Reserves grew year over year by replacing 127% of production, or 3,690 million barrels net	25%
Achieve Total Shareholder Return in the second quartile of the Company’s Peer Group (1)	1st Quartile (99% increase)	16.7%
Maintain corporate general and administrative expenses below $9,167 million	$ 8,835 million	15.1%
Total		95.8%

Under the formulaic application of the Company’s results as measured against the corporate performance goals, a payout of 95.8% of target was achieved under the corporate performance component of the 2018 bonus program.

Each Named Executive Officer’s individual performance was further evaluated on the following additional criteria to determine their final bonus amount.

Goals	Actual Results	Percentage impact
Corporate Performance Goals	A payout of 95.8% of target was achieved, as described above	19.2%
Transformational Growth	A number of alternatives were evaluated and considered by management and the Board	10%
Etame License Extension	Significant license extension with increased cost recovery	37.5%
Angola Exit	Management in discussions with Sonangol to exit Angola	5%
Liquidity	Significant liquidity; paid off all outstanding debt in 2018	15%
Total		86.7%
Total Shareholder Return Modifier(1)	1st quartile, 99% increase relative to peers.	150% increase of Total
(1)

The total shareholder return was calculated based on the performance of our Peer Group consisting of Bowleven plc, Cairn Energy plc, Eland Oil & Gas, FAR Ltd., Kosmos Energy Ltd., Ophir Energy plc, Sterling Energy plc and Tullow Oil plc.

Bonuses were paid to the executives in March 2019 under this formula with individual performance and corporate performance each accounting for 50% of the final payments made. Based on the executive’s corporate and individual performance results, as measured against their corporate and individual performance goals and then multiplied by the Total Shareholder Return Modifier, a payout of 130% of target was achieved for the executive’s corporate performance for the 2018 bonus program.

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Long-Term Equity-Based Incentives

We believe formal long-term equity incentive programs are valuable compensation tools and are consistent with the compensation programs of the companies in our peer group. We maintain (i) the VAALCO Energy, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”), which permits the grant of stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions and (ii) the VAALCO Energy, Inc. 2016 Stock Appreciation Rights Plan (the “SAR Plan”), which permits the grant of cash settled stock appreciation rights (“SARs”). We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short- and long-term objectives;
•	aligns our executives' interests with the long-term interests of our stockholders and the creation of stockholder value;
•	makes our compensation program competitive from a total remuneration standpoint;
•	encourages executive retention; and
•	gives executives the opportunity to share in our long-term value creation.

The Compensation Committee administers our long-term incentive plans and performs functions that include selecting award recipients, determining the timing of grants and assigning the number of shares subject to each award, fixing the time and manner in which awards are exercisable, setting exercise prices and vesting and expiration dates. For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits. In the event of a change of control, all outstanding equity-based awards will immediately vest.

In 2017, the Compensation Committee determined that SAR awards best reflect the risk borne by our stockholders by setting the exercise price higher than the current stock price and requiring that the stock price reach predetermined levels to vest, in addition to the typical three year vesting schedule. Accordingly, all executives were awarded SARs beginning in 2017.  The Compensation Committee believes restricted stock is an effective means of incentivizing our executive officers at the highest levels. We generally grant stock options to lower level executive officers as well as all employees.

We have no set formula for granting awards to our executives or employees. In determining whether to grant awards and the amount of any awards, we take into consideration discretionary factors such as the individual’s previous and expected future performance, level of responsibilities, retention considerations, and the total compensation package.

Pursuant to Mr. Bounds’ employment agreement, he is eligible for stock options or other incentive awards as determined by the Compensation Committee up to two hundred percent (200%) of his base salary.

In February 2018 Mr. Bounds received 153,488 shares of restricted stock and 891,334 SARs. The restricted stock awards and the SARs vest in three equal tranches on the first, second and third anniversaries of the date of grant.

In February 2018, Ms. Prochnow received 90,034 SARs and 90,034 stock options.  The SARs and the stock options vest in three equal tranches on the first, second and third anniversaries of the date of grant.

Pursuant to Mr. Patman’s employment agreement, he was eligible for stock options or other incentive awards as determined by the Compensation Committee up to one hundred and twenty-five percent (125%) of his base salary.

In February 2018 Mr. Patman received 78,416 shares of restricted stock and 455,374 SARs. The restricted stock awards and the SARs vest in three equal tranches on the first, second and third anniversaries of

VAALCO ENERGY, INC. 2019 Proxy Statement |    27

the date of grant.  In connection with his resignation on March 31, 2019, all outstanding and unvested awards granted to Mr. Patman expired.

Benefits

We provide company benefits that we believe are standard in the industry to all of our employees, including the Named Executive Officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, the majority of which is currently paid for by the Company, and a 401(k) employee savings plan. We also currently make matching contributions of up to 6% of each participant’s salary. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing market termination protection benefits.  We have entered into employment agreements with certain of our named executive officers pursuant to which they are entitled to certain benefits upon qualifying terminations of employment.  These arrangements are discussed in further detail in “Potential Payments Upon Termination or Change in Control”.

Assessment of Risk

The Compensation Committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked in to specific metrics, but rather, after review of performance relative to these metrics, the Compensation Committee determines final incentive awards at their discretion.

Accounting and Tax Considerations

In conducting the compensation programs for 2018 applicable to our executive officers, the Compensation Committee considered the effects of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which under prior law denied publicly-held companies a tax deduction for annual compensation in excess of $1.0 million paid to its Named Executive Officers (other than the chief financial officer), unless that compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders.  Pursuant to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) made effective for 2018, our CEO, CFO and other Named Executive Officers will be included in the executives whose compensation is subject to the $1.0 million limit imposed by Section 162(m) and their performance-based compensation will no longer be exempted.  Further to this rule, should any of our current Named Executive Officers no longer meet the statutory guidelines for being considered a “covered person” as that term is defined in the Code, such executive will remain subject to the deductibility limitation of Section 162(m).  Transition rules under the Tax Act allow certain of our performance-based restricted stock awards, stock options and SAR awards granted prior to November 3, 2017 under the 2014 LTIP and SAR Plan to be deductible, so long as those awards are not materially modified in the future.

For awards granted in 2018 and beyond, all taxable compensation paid to our Named Executive Officers, including compensation expense generated in connection with the exercise of options and performance-based restricted stock awards, stock options and SAR awards granted under our stock incentive plan are not exempt from the Section 162(m) deduction limit.  We may from time to time in the future pay compensation amounts to our executive officers that are not deductible.  Although we consider tax deductibility in the design and administration of our executive compensation plans and programs, we believe that our interests are best served by providing competitive levels of compensation to our Named Executive Officers even if it results in the non-deductibility of certain amounts under the Code.

Stock option and restricted stock awards to our employees, including Named Executive Officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with ASC Topic 718. Awards of SARs to our employees, including executive officers, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date and each subsequent reporting date in accordance with ASC Topic 718

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Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, the Board enforces minimum stock ownership guidelines.

The guidelines require that the individuals covered by the policy must hold an interest in the Company’s shares equal to the following:

•	Chief Executive Officer—five times annual base salary;
•	Non-employee members of the Board—five times their annual cash retainer;
•	Chief Financial Officer—three times annual base salary; and
•	Executive Vice President or any other Executive Officers—two times annual base salary.

The forms of equity ownership that can be used to satisfy the ownership requirement include: (i) shares owned directly or indirectly (e.g., by a spouse or a trust), (ii) vested and unvested shares of restricted stock and (iii) vested deferred stock units, restricted stock units, exercised share options and performance share units that are settled in shares. The following do not count towards satisfaction of the ownership requirement: (i) unexercised stock options, (ii) vested SARs, deferred stock units, restricted stock units and performance share units that are settled in cash, (iii) unvested deferred stock units, restricted stock units or performance share units, (iv) shares held in margin accounts or that are pledged and (v) long-term incentive performance awards that are settled in cash (whether vested or unvested).

Each officer or non-employee director has five years from the adoption of the policy or date of appointment, whichever is later, to attain compliance with the ownership requirement and, until a covered individual is in compliance, that individual must retain an amount equal to 60% of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below their ownership requirement, that individual is again required to retain 60% of any future awards until the ownership requirement is again attained. The 60% threshold was determined based on an estimate of the amount of shares that would remain after disposing of enough shares to satisfy tax withholding requirements.

Compliance with this policy by each officer is reviewed by the Nominating and Governance Committee on an annual basis, and the Nominating and Governance Committee may exercise its discretion in response to any violation of this policy and the Compensation Committee will take into account compliance with the requirements in determining grants of long-term incentive plan awards or annual equity retainers. To date, the Nominating and Governance Committee has not found any violations under the policy.

Recoupment Policy

We currently do not have a recovery, or “clawback” policy applicable to the reimbursement to our company of any annual incentive bonuses or equity compensation awards other than those required under Section 304 of the Sarbanes-Oxley Act. The Compensation Committee will continue to evaluate the need to adopt such a policy.

Policy on Stock Hedging and Pledging

On December 18, 2018, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC approved final rules requiring companies to disclose in their proxy statements any practices or policies regarding the ability of employees or directors to engage in certain hedging transactions with respect to Company equity securities. Compliance with new Item 407(i) of Regulation S-K is required in proxy and information statements for the election of directors during fiscal years beginning on or after July 1, 2019. We are currently evaluating the provisions of the new rules. Our Insider Trading Policy prohibits hedging and prohibits pledging without the prior consent of the Board of Directors or the Audit Committee.

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COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information.

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2019 annual meeting of stockholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee of the Board of Directors Steven J. Pully, Chairman Andrew L. Fawthrop A. John Knapp William R. Thomas

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2018 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s Named Executive Officers for the three years ended December 31, 2018, December 31, 2017, and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Stock	Option and SAR Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Cary M. Bounds
Chief Executive Officer	2018	400,008	132,000	392,187	460,000	16,500	1,400,695
and Chief Operating Officer	2017	400,008	–	392,453	100,000	16,200	908,661

Elizabeth D. Prochnow (1)	2016	340,188	200,000	374,237	331,240	15,900	1,261,565
Chief Financial Officer	2018	200,016	–	79,230	109,190	15,494	403,930
	2017	195,418	–	35,953	57,682	15,234	304,287
Philip F. Patman, Jr. (1)	2016	195,066	–	26,654	67,564	13,857	303,141
Former Chief Financial Officer	2018	325,008	67,438	200,365	188,906	16,500	798,217
	2017	230,214	101,562	93,736	43,266	13,000	481,778

(1)Mr. Patman was the Company’s Chief Financial Officer from April 17, 2017 to March 31, 2019. Ms. Prochnow was the Company’s Controller and Chief Accounting Officer until March 31, 2019 when she was appointed Chief Financial Officer.

(2)The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the grants, see Note 15, “Stock-based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The actual value that can be realized from the exercise of stock options or SARS, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. All of the options granted in 2018 and 2017 and SARs granted in 2018 and 2017 vest in three equal installments on the first, second and third anniversaries of the date of grant. The options granted in 2016 vest in three equal installments on the date of grant and the first and second anniversaries of the date of grant. The options and SARs all expire on the fifth anniversary of the date of grant. The restricted stock awards all vest in three equal tranches on the first, second and third anniversaries of the date of grant.

(3)Annual bonuses for 2018 were determined in February 2019 and paid in March 2019 and are reflected in the 2018 bonus compensation. Annual bonuses for 2017 were determined and paid in March 2018 and are reflected in the 2017 bonus compensation. Annual bonuses for 2016 that were determined and paid in March 2017 are reflected in the 2016 bonus compensation.  Mr. Bounds received $30,000 of the 2016 listed amount in late 2016, $10,000 of which was awarded in 2015.

(4)The amounts set forth in the “All Other Compensation” column reflect the 401(k) match we provided to all employees. The Named Executive Officers did not receive any additional compensation.

Grants of Plan-Based Awards during 2018

The following table presents grants of plan-based awards during the fiscal year ending December 31, 2018:

		Estimated Future Payouts Under				All other option
		Non-Equity Incentive				and SAR awards:
		Plan Awards (1)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum($)	All other stock awards: Number of shares of stock or units (#)(2)	Number of securities underlying options (#)(3)	Exercise or base price of option and SAR awards ($)	Grant date fair value of stock, SAR and option awards ($)(4)
Cary M. Bounds	2/28/2018					891,334	$0.86	392,187
	2/28/2018				153,488			132,000
	2/28/2018	—	400,000	—
Elizabeth D. Prochnow	2/28/2018					180,068	$0.86	79,230
	2/28/2018	—	80,000	—
Philip F. Patman, Jr.	2/28/2018					455,374	$0.86	200,365
	2/28/2018				78,416			67,438
	2/28/2018	—	243,750	—

(1)Actual amounts paid to the Named Executive Officers for 2018 were Mr. Bounds: $460,000,  Ms. Prochnow: $109,190, and Mr. Patman: $188,906.

(2)Amount represents the restricted stock granted on the noted date and vests in three equal annual installments beginning one year from the date of grant.

(3)Amounts represent the stock options and SARs granted on the respectively noted dates. These stock options and SARs vest in three equal installments on the first, second and third anniversaries of the date of grant.

(4)The amounts reflected in the table above for restricted stock, SARs and stock options are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 15, “Stock-based Compensation and Other Benefit Plans” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for additional detail regarding assumptions underlying the value of these equity awards.

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Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our Named Executive Officers outstanding as of December 31, 2018.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)		Option expiration date	Number of shares or units or stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(14)
Cary M. Bounds						61,729	(11)	90,742
Cary M. Bounds						153,488	(12)	225,627
Cary M. Bounds	150,000		$1.94	(1)	7/6/2020
Cary M. Bounds	179,580		$1.04	(2)	3/18/2021
Cary M. Bounds	375,039		$1.08	(3)	12/29/2021
Cary M. Bounds		891,334	$0.86	(4)	2/28/2023
Cary M. Bounds		754,717	$1.20	(5)	4/21/2022
Cary M. Bounds		179,580	$1.04	(6)	3/18/2021
Elizabeth D. Prochnow	13,000		$2.20	(7)	4/13/2020
Elizabeth D. Prochnow	54,945		$1.04	(2)	3/18/2021
Elizabeth D. Prochnow	22,977	45,953	$1.00	(8)	4/11/2022
Elizabeth D. Prochnow		90,034	$0.86	(9)	2/28/2023
Philip F. Patman, Jr.	62,236	124,470	$0.96	(10)	4/17/2022
Philip F. Patman, Jr.						70,529	(13)	103,678
Philip F. Patman, Jr.						78,416	(12)	115,272
Philip F. Patman, Jr.		455,374	$0.86	(4)	2/28/2023

(1)Represents the exercise price for stock options awarded on July 6, 2015. The options vest in three equal parts on the first three anniversaries following the date of grant.

(2)Represents the exercise price for stock options awarded on March 18, 2016. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(3)Represents the exercise price for stock options awarded on December 29, 2016. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(4)Represents the number of cash SARs granted on February 28, 2018 that vest ratably over an approximate three-year period on February 28, 2019, February 28, 2020 and February 28, 2021.

(5)Represents the number of cash SARs granted on April 21, 2017 that vest ratably over an approximate three-year period on April 21, 2018, April 21, 2019 and April 21, 2020.

(6)Represents the number of cash SARs granted on March 18, 2016 that vest ratably over an approximate three-year period on March 18, 2017, March 18, 2018 and March 18, 2019.

(7)Represents the exercise price for stock options awarded on April 13, 2015. One-third of the options vest on the date of grant and the remainder vest in two equal parts on the first and second anniversaries following the date of grant.

(8)Represents the exercise price for stock options awarded on April 11, 2017. The options vest in three equal parts on the first three anniversaries following the date of grant.

(9)Represents the exercise price for stock options awarded on February 28, 2018. The options vest in three equal parts on the first three anniversaries following the date of grant.

(10)Represents the exercise price for stock options awarded on April 17, 2017. The options vest in three equal parts on the first three anniversaries following the date of grant.

(11)These amounts represent time-vested restricted stock awards granted on December 29, 2016. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(12)These amounts represent time-vested restricted stock awards granted on February 28, 2018. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(13)These amounts represent time-vested restricted stock awards granted on April 17, 2017. The awards vest in three equal parts on the first three anniversaries following the date of grant.

(14)For purposes of calculating the amounts in this column, the closing price of the Company’s shares on the NYSE on December 31, 2018 of $1.47 was used.

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Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2018

The following table sets forth specific information with respect to each exercise of stock options and each vesting of restricted stock during 2018 for each of our Named Executive Officers on an aggregated basis. None of the Named Executive Officers exercised stock options or SARs during 2018. Ms. Prochnow did not own any shares of restricted stock that vested during 2018.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cary M. Bounds	33,334	90,335 (1)
	61,728	90,740(2)
Philip F. Patman, Jr.	35,265	32,804 (3)
(1)	Mr. Bounds’ value realized on the vesting of restricted stock is the result of 33,334 shares vesting at a price of $2.71 per share.
(2)	Mr. Bounds’ value realized on the vesting of restricted stock is the result of 61,728 shares vesting at a price of $1.47 per share.
(3)	Mr. Patman’s value realized on the vesting of restricted stock is the result of 35,265 shares vesting at a price of $0.93 per share.

Pension Benefits Table

We do not provide a pension plan or any other tax-qualified or non-tax-qualified defined benefit plan for our employees.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefit plan or program, or under any contract that would provide deferred compensation benefits.

Potential Payments upon Termination or Change-in-Control

We entered into an Amended and Restated Executive Employment Agreement with Cary M. Bounds effective December 29, 2016, in connection with his appointment as our Chief Executive Officer that date. The initial term of this Employment Agreement commenced on December 29, 2016 and is extended for successive one-year terms if neither party gives the other party notice of their intention to terminate the Employment Agreement 60 days’ prior to the end of the term. The Employment Agreement amends and replaces a prior employment agreement in effect between Mr. Bounds and our company entered into in July 2015.

The Employment Agreement provides Mr. Bounds with certain severance benefits if his employment is terminated due to his death or disability, by us without Cause (as defined in the Employment Agreement), or by Mr. Bounds for Good Reason (as defined in the Employment Agreement), including in connection with a Change in Control (as defined in the Employment Agreement). Specifically, the Employment Agreement provides that, upon a termination of Mr. Bounds’ employment by us without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, Mr. Bounds (or his beneficiaries) will receive, among other benefits, a cash severance payment at least equal to 50% of his annual base salary then in effect plus 50% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked). If Mr. Bounds’ employment is terminated by us without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, in each case within one year following a Change in Control, then we will provide Mr. Bounds (or his beneficiaries) with a cash severance payment at least equal to 150% of his annual base salary then in effect plus 150% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurs (prorated for the portion of the year actually worked).

The Company would also be required to pay for continuing health insurance premiums for Mr. Bounds and his eligible spouse and dependents for a period of one year following the termination and accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses.

We entered into an Amended Employment Agreement with Mr. Patman on April 17, 2017 in connection with his appointment as our new Chief Financial Officer. The agreement terminated on March 31, 2019 in

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connection with his resignation from the Company.  In connection with his departure, Mr. Patman received severance payments and benefits as provided under and subject to the conditions set forth in the Employment Agreement with the Company for a Regular Severance Payment Event.

The following sets forth the incremental compensation that would be payable by us to our current Named Executive Officers in the event of the Named Executive Officer’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the Named Executive Officer’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s Employment Agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2018, the last business day of 2018; and
•	with respect to calculations based on our stock price, we used $1.47, which was the reported closing price of our common stock on December 31, 2018.

The analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our Named Executive Officers and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a Named Executive Officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the Named Executive Officer’s age and service.

Our Chief Executive Officer and our former Chief Financial Officer were our only Named Executive Officers that were Named Executive Officers as of December 31, 2018 with an Employment Agreement with us. Our Named Executive Officers are party to equity award agreements relating to options, restricted stock and SARs granted under our incentive plans. These award agreements provide that a Named Executive Officer is entitled to acceleration of outstanding grants in the event of a termination event.

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The table below indicates the estimated gross taxable compensation payable by us to our Named Executive Officers including: cash severance, and accelerated stock option and restricted stock award vesting, upon different termination events. The information assumes, in each case, that the Named Executive Officer’s termination was effective as of December 31, 2018.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
Cary M. Bounds
Cash Severance	—	—	400,000	1,200,000	400,000	400,000	—
Health Care Premiums	—	—	34,602	34,602	34,602	34,602	—
Accelerated Restricted Stock Vesting	—	—	—	316,369	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	2,137,877	—	—	—
Total			434,602	3,688,848	434,602	434,602
Elizabeth D. Prochnow
Cash Severance	—	—	—	—	—	—	—
Health Care Premiums	—	—	—	—	—	—	—
Accelerated Restricted Stock Vesting	—	—	—		—	—	—
Accelerated Stock Option Award Vesting	—	—	—	332,251	—	—	—
Total	—	—	—	332,251	—	—	—
Philip F. Patman, Jr. (1)
Cash Severance	—	—	284,375	568,750	284,375	284,375	—
Health Care Premiums	—	—	34,602	34,602	34,602	34,602	—
Accelerated Restricted Stock Vesting	—	—	—	218,950	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	852,371	—	—	—
Total	—	—	318,977	1,674,673	318,977	318,977	—
(1)

Mr. Patman separated from the Company effective March 31, 2019. In connection with his separation he received $162,500 (50% of his base salary), $30,042 (50% of his prorated bonus for 2018) and one year of Cobra coverage equal to approximately $34,602.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules of the SEC, we are providing the following information about the relationship of our median employee and the annual total compensation of our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulations S-K.

In 2018, the annual total compensation of Mr. Bounds, our Chief Executive Officer, was $1,400,695, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median employee in terms of total 2018 compensation of all Company employees (other than Mr. Bounds) received an estimated $95,419 in annual total compensation for 2018 (using the methodology for determining the compensation of our named executive officers as reported in the Summary Compensation Table). Therefore, the estimated ratio of 2018 total compensation of Mr. Bounds to the median employee was 14.68 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

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To determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 31, 2018, which consisted of approximately 113 full-time and part-time employees.
•

With respect to employees other than Mr. Bounds, we used SEC rules to determine total compensation for 2018 for each employee, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate for non-salaried employees, bonuses, allowances, the Company’s matching contributions to the employee’s 401(k) account and the fair value of stock-based awards on the date of grant. We then identified the median employee based on total compensation.

•

Once we identified our median employee, we than calculated the median employee’s “annual total compensation.” We followed the methodology required under SEC regulations for calculating the total compensation of our Named Executive Officers as reported in the Summary Compensation Table. We did not add the value of employer contributions to broad-based employee benefit plans except to the extent such amounts are included in the Summary Compensation Table for our Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Company stock as of April 8, 2019, the record date for the 2019 Annual Meeting, for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director and each of our Named Executive Officers and (iii) all current directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding (1)
Directors & Named Executive Officers
Cary M. Bounds	1,157,092(2)	1.9%
Andrew L. Fawthrop	319,343(3)	*
A. John Knapp, Jr.	480,184(4)	*
Steven J. Pully	324,571(5)	*
William R. Thomas	—	*
Elizabeth D. Prochnow	131,663(6)	*
Philip Patman, Jr.	53,653(7)	*
Common Stock owned by all current Directors and Executive Officers as a group ( 8 persons)	2,633,961(8)	4.4%
5% Stockholders:
Kornitzer Capital Management, Inc.	4,094,516(9)	6.9%
Bradley L. Radoff	4,494,905(10)	7.5%
Renaissance Technologies LLC	3,006,117 (11)	5.0%
Tieton Capital Management, LLC	3,008,598 (12)	5.0%

* Less than 1%

(1)    As of April 8, 2019, there were 59,711,298 shares of common stock issued and outstanding.

(2)    Includes 452,473 shares directly held by Mr. Bounds and 704,619 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $1.25.

(3)    Includes 167,605 shares directly held by Mr. Fawthrop and 151,738 shares that may be acquired subject to options exercisable within 60 days at an exercise price of $ 1.22.

(4)    Includes 308,446 shares directly held by Mr. Knapp, 20,000 shares owned by Andover Real Estate Services, Inc., an entity that Mr. Knapp controls and 151,738 shares that may be acquired subject to options exercisable within 60 days at an exercise price of $1.22.

(5)    Includes 172,833 shares directly held by Mr. Pully and 151,738 shares that may be acquired subject to options exercisable within 60 days at an exercise price of $1.22.

(6)    Includes 10,730 shares directly held by Ms. Prochnow and 120,933 shares that may be acquired subject to options exercisable within 60 days at a weighted-average exercise price of $1.11.

(7)    Includes 53,653 shares directly held by Mr. Patman.

(8)    Includes an aggregate of 1,343,001 shares that may be acquired subject to options exercisable within 60 days.

(9)    Based on a Schedule 13D/A filed with the SEC on April 3, 2019, by Kornitzer Capital Management, Inc. (“Kornitzer”), Kornitzer has sole voting power over all of the shares shown in the table, sole dispositive power over 206,800 of the shares and shared dispositive power over 3,887,716 of the shares. The shared dispositive power is with Great Plains Trust Company, 7700 Shawnee Mission Parkway, Suite 101, Overland Park, Kansas, 66202. The address of Kornitzer is 5420 W. 61st Place, Mission, Kansas 66205.

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(10)    Based on a Schedule 13D/A filed with the SEC on March 5, 2019 by BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., The Radoff Family Foundation and Bradley L. Radoff, Mr. Radoff has sole voting power and sole dispositive power over all of the shares shown in the table.  Mr. Radoff directly owns 1,938,905 of the shares shown.  As the sole shareholder and sole director of each of BLRGP Inc. and Fondren Management, LP and as director of The Radoff Family Foundation, Mr. Radoff may be deemed the beneficial owner of (i) 2,471,000 shares owned by BLR Partners LP and (ii) 85,000 shares owned by The Radoff Family Foundation. The address of Mr. Radoff is 1177 West Loop South, Suite 1625 Houston, Texas 77027.

(11)    Based on a Schedule 13G filed with the SEC on February 12, 2019 by Renaissance Technologies LLC and its majority owner Renaissance Technologies Holdings Corporation. The address of the reporting person is 800 Third Avenue, New York, New York 10022.

(12)    Based on a Schedule 13G filed with the SEC on January 30, 2019 by Tieton Capital Management, LLC, 4700 Tieton Drive, Suite C, Yakima, WA 98908.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in Common Stock, as well as changes in that ownership.

To our knowledge, based solely upon a review of the copies of Forms 3 and 4 furnished to us, or written representations from certain reporting persons that no Forms 5 were required, we believe that during 2018 all Section 16(a) filing requirements applicable to our executive officers and directors and 10% stockholders were satisfied.

ADDITIONAL INFORMATION

Stockholder Proposals for 2020 Annual Meeting

Stockholders who desire to present proposals at the 2020 Annual Meeting of Stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 7, 2019. If the date of the 2020 Annual Meeting is changed by more than 30 days from the date of the 2019 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2020 Annual Meeting.

Our bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2020 Annual Meeting of Stockholders only by sending to VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 6, 2020 and no later than the close of business on March 8, 2020. If we schedule our 2020 Annual Meeting to a date that is more than 30 days before or 60 days after June 6, 2020, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled Annual Meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

Date and Time of Meeting

The VAALCO Energy, Inc. Annual Meeting of stockholders will be held at 9:00 a.m. Central Daylight Time, on June 6, 2019 at the Hotel Sorella CITYCENTRE, 800 Sorella Court, Houston, Texas 77024.

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Record Date and Persons Entitled to Vote

The Board of Directors has set the close of business on April 8, 2019 as the record date for stockholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were 59,711,298  shares of VAALCO common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Procedure to Access Proxy Materials Over the Internet

Your Notice or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at www.proxyvote.com.

Information About the Advisory Vote on Compensation

Because your vote with respect to approval of our Named Executive Officer compensation is advisory, it will not be binding upon the Board. However, our Compensation Committee and the Board will carefully consider the outcome of the vote when reviewing future compensation arrangements for our executive officers and the frequency with which we submit such a vote to you.

How to Vote

The Board encourages you to exercise your right to vote. Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

•

By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

•	By telephone— Stockholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.
•	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight time on June 5, 2019.

Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting.

If you are a street name stockholder (that is, if your shares are held of record in the name of a bank, broker or other holder of record), you will receive instructions from the bank, broker or other record holder of your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

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The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted:

•	for the nominees for directors named in this proxy statement;
•	for ratification of the appointment of the independent auditors; and
•	for approval of the advisory resolution on executive compensation.

How to Change Your Vote

If you are a stockholder of record, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this proxy statement;
•	voting again by the Internet or telephone (only the last vote cast will be counted), provided that the stockholder does so before 11:59 p.m. Eastern time on June 5, 2019;
•	submitting a properly signed proxy with a later date; or
•	voting in person at the Annual Meeting.

If you are a street name stockholder, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other nominee.

Quorum

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly vote by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes

The NYSE permits brokers to vote their customers’ stock held in street name on “routine matters” when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called “broker non-votes”.

The ratification of the appointment of the independent auditor is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instruction.

The election of directors and the advisory vote to approve our executive compensation are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

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Vote Required for each Proposal

•

Election of Directors. The five nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors. For this purpose, abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors. Accordingly, if you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

•

Independent Auditor. The ratification of the appointment of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes cast “against” the proposal.

•

Named Executive Officer Compensation. Our Named Executive Officer compensation will be considered approved by our stockholders in an advisory manner upon the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as shares entitled to vote for the proposal.  If you own your shares through a broker, you must give the broker instructions to vote your shares in the advisory vote on compensation of our executive officers. Otherwise, your shares will not be voted.

Proxy Solicitation

In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by VAALCO, postings on our website at www.VAALCO.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock. In addition, to assist us with our solicitation efforts, we have retained the services of D.F. King & Co., Inc. for a fee of approximately $4,500, plus out-of-pocket expenses.

Tabulation

Our General Counsel will tabulate and certify the vote at the Annual Meeting.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time of filing the Form 8-K. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.VAALCO.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov.

List of Stockholders

A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 9800 Richmond Avenue, Suite 700, Houston, Texas, 77042. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

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